Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8, of the CCSB Financial Corp. 2004 Stock Option Plan, of our report, dated October 27, 2005, on our audits of the consolidated financial statements of CCSB Financial Corp. as of September 30, 2005 and 2004, and for the years ended September 30, 2005 and 2004, which report is included in the Annual Report on Form 10-KSB.

St. Louis, Missouri

December 7, 2005

501 N. Broadway, Suite 600          St. Louis, MO 63102-2102      314 231-5544      Fax 314 231-9731

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